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                                                                    EXHIBIT 99.1

Statements contained in this report on Form 10-Q relating to future events and expectations are forward-looking statements. In addition to risks relating to the economy generally, the Company's future results of operations may be adversely affected by various factors including the following: possible increased delinquencies, foreclosures and losses on retail installment contracts; adverse economic conditions in geographic areas in which the Company's business is concentrated; changes in interest rates, adverse changes in the market for securitized receivables pools, or a substantial lengthening of the Company's warehousing period, each of which could restrict the Company's ability to obtain cash for new contract originations and purchases; increases in the amounts required to be set aside as credit enhancement to support future securitizations; the reduction or unavailability or warehouse lines of credit which the Company uses to accumulate contracts for securitization transactions; increased competition from other automobile finance sources; reduction in the number and amount of acceptable contracts submitted to the Company by its automobile dealer network; and changes in government regulations affecting consumer credit.

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